Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap	Robert Jaffe
	SVP Investor Relations	Pondel Wilkinson, Inc.
	Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2010 FIRST QUARTER

Student Population Up 25.9%

New Student Starts Up 22.2%

Santa Ana, CA, October 29, 2009 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2009. The results exceeded our previous guidance for start growth, revenue and diluted earnings per share.

“Our strong first quarter results primarily reflect the continued success of our initiatives to enhance the student experience and improve operational performance,” said Peter Waller, Corinthian’s chief executive officer. “We have increased our student population for more than three consecutive fiscal years, resulting in improved leverage of facility and other fixed costs. Increased advertising effectiveness and lower media costs have improved efficiencies in marketing and admissions. Given all of these factors, our operating margin and cash flow increased substantially in the first quarter compared with the prior year.”

“During the balance of fiscal 2010 we expect our student population growth to continue to be derived from several sources, including implementation of new programs at existing campuses, online enrollment, facility expansions, new branch campuses, and the high school recruiting program,” Waller said.

“In addition, the recession helps drive enrollment growth, but it also creates challenges in terms of career placement and student loan repayment,” Waller added. “In the first quarter we continued to make substantial investments in both of these areas, to help graduates achieve their career goals and meet their financial obligations in a difficult economy.”

On October 20, 2009, the company announced a definitive agreement to purchase Heald Capital, LLC, the parent company of Heald College, for $395.0 million in cash, subject to certain working capital items. The transaction is expected to close in the third quarter ending March 31, 2010. “When complete, we expect Heald College to generate additional growth beginning in the second half of fiscal 2010,” Waller continued. “The acquisition is consistent with our strategy of increasing our presence in markets with high growth potential and expanding our ability to offer regionally accredited programs. Heald is a regionally accredited institution that has been delivering quality career-focused academic programs since 1863. We believe the Heald acquisition will give Corinthian increased market presence, particularly in Northern California; a growth platform for regionally accredited online and campus-based programs; and a third strong brand.”

Comparing the first quarter of fiscal 2010 with the same quarter of the prior year:

(Note: Data is for continuing operations only.)

•	Net revenue was $388.5 million versus $289.6 million, up 34.2%.

•	Total student population at September 30, 2009 was 93,493 versus 74,265 at September 30, 2008, an increase of 25.9%.

•	Total student starts were 36,737 versus 30,075, an increase of 22.2%.

•	Operating income was $53.9 million, compared with $10.1 million.

•	Income from continuing operations was $32.9 million, compared with $5.7 million.

•	Diluted earnings per share were $0.37 versus $0.07.

Q1 10 Financial Review

Educational services expenses were 55.3% of revenue in Q1 10 versus 61.1% in Q1 09. The improvement was mainly the result of a higher student population and the resulting leverage of facilities costs and a decrease in bad debt expense. Bad debt expense was 6.4% of revenue in Q1 10, lower than our previous guidance of 6.7% – 7.1%, and down substantially from 8.9% in Q1 09.

Marketing and admissions expenses were 20.6% of revenue in Q1 10 versus 25.3% in Q1 09. Advertising costs declined as a percent of revenue, partially offset by increased admissions representative staffing for the Everest high school recruiting program.

General and administrative expenses were 10.2% of revenue in Q1 10 versus 10.1% in Q1 09.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 13.9% in Q1 10 versus 3.5% in Q1 09.

Cash and cash equivalents totaled $225.3 million at September 30, 2009, compared with $160.3 million at June 30, 2009.

Cash flow from operations, including discontinued operations, was $80.7 million in Q1 10 versus $27.7 million in Q1 09. The increase in cash flow is primarily due to an increase in net income, and the timing of cash receipts and payments related to working capital, primarily prepaid tuition and taxes payable.

Capital expenditures were $14.3 million in Q1 10 compared with $10.9 million in Q1 09.

Guidance

Please note that the following guidance pertains to continuing operations and excludes any one-time charges.

In the second quarter ending December 31, 2009, we expect start growth of 10% – 12% compared with the second quarter of the prior year; revenue to range from $395 – $405 million; and diluted earnings per share to be approximately $0.37 – $0.40.

We are increasing guidance for fiscal 2010. We now expect start growth of 11% – 13% in fiscal 2010 compared with fiscal 2009, versus previous guidance of 10% – 12%. We expect revenue to range from $1.62 – $1.64 billion, versus previous guidance of $1.58 – $1.60 billion; and diluted earnings per share to range from $1.55 to $1.60 versus $1.30 – $1.36 previously.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing first quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Thursday, November 5, 2009. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 38131148.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) continued student population growth; (ii) sources of growth in fiscal 2010; (iii) continued high unemployment contributing to growth; (iv) our expectations regarding the Heald transaction, including the expected closing date; and (v) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; potential higher bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); the potential inability or failure to achieve regulatory approvals and satisfy the other conditions to closing for the Heald acquisition; potential integration risks associated with the Heald acquisition; the potential failure to identify risks or liabilities associated with Heald during the company’s due diligence investigation; risks associated with the additional debt incurred to finance the Heald acquisition; and other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Net revenues	$388,471	$289,581
Operating expenses:
Educational services	215,013	176,835
General and administrative	39,464	29,338
Marketing and admissions	80,104	73,340

Total operating expenses	334,581	279,513

Income from operations	53,890	10,068

Interest (income)	(300)	(449)
Interest expense	504	757
Other (income) expense	(1,159)	203

Income from continuing operations before provision for income taxes	54,845	9,557
Provision for income taxes	21,931	3,851

Income from continuing operations	$32,914	$5,706
(Loss) from discontinued operations, net of tax	—	(220)

Net income	32,914	5,486

Income per share - Basic:
Income from continuing operations	$0.38	$0.07
(Loss) from discontinued operations	$—	$(0.01)

Net income	$0.38	$0.06

Income per share - Diluted:
Income from continuing operations	$0.37	$0.07
(Loss) from discontinued operations	$—	$(0.01)

Net income	$0.37	$0.06

Weighted average number of common shares outstanding:
Basic	87,264	85,399
Diluted	88,634	86,779

Selected Consolidated Balance Sheet Data

	September 30, 2009	June 30, 2009
	(Unaudited)
Cash, restricted cash, and marketable securities	$225,348	$160,276
Receivables, net (including long term notes receivable)	$108,386	107,446
Current assets	$358,769	308,531
Total assets	$860,706	798,871
Current liabilities	$224,988	200,583
Long-term debt and capital leases (including current portion)	$22,931	28,558
Total liabilities	$300,917	281,203
Total stockholders’ equity	$559,789	$517,668

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